Exhibit 23.2, Consent of KPMG LLP

INDEPENDENT AUDITORS’ CONSENT

The Board of Directors
Palatin Technologies, Inc.:

We consent to the use of our report dated September 19, 2003, with respect to the consolidated balance sheets of Palatin Technologies, Inc. as of June 30, 2003 and 2002, and the related consolidated statements of operations, stockholders’ equity (deficit) and cash flows for the years then ended, and for the period from January 28, 1986 (inception) through June 30, 2003, incorporated herein by reference and to the reference to our firm under the heading “Experts” in the prospectus.

The financial statements of Palatin Technologies, Inc. for the year ended June 30, 2001 and for the period from January 28, 1986 (inception) through June 30, 2003, to the extent related to the period from January 28, 1986 (inception) through June 30, 2001, were audited by other auditors who have ceased operations. Those auditors expressed an unqualified opinion on those financial statements in their report dated September 10, 2001. Our opinion on the statements of operations, stockholders’ equity (deficit) and cash flows, insofar as it relates to the amounts included for the period from January 28, 1986 (inception) through June 30, 2001, is based solely on the report of the other auditors.

/s/ KPMG LLP

Philadelphia, Pennsylvania
February 17, 2004